Exhibit (3)(i)

This is a re-typed version of the original filed document, the reproduction quality is poor; the original document bears a file date of June 12, 2008

Entity #: 3159809 Date Filed: 07/07/2008 Pedro A. Cortés Secretary of the Commonwealth

Commonwealth of Pennsylvania
M. BURR KEIM COMPANY	ARTICLES OF AMENDMENT-BUSINESS 3 Page(s)
COUNTER PICK-UP

DSCB:15-1915/5915–2

6. *Check one of the following*:

☑ The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or § 5914(a).

☐ The amendment was adopted by the board of directors pursuant to 15 Pa. C.S. § 1914(c) or § 5914(b).

7. *Check, and if appropriate, complete one of the following:*

☑ The amendment adopted by the corporation, set forth in full, is as follows

Article 4 shall be revised as follows: The total number of shares of stock which the Company shall have the authority to issue is Thirty-Six Million (36,000,000), each share to be designated as a Common Share and to have a par value of Ten Cents ($0.10).

☐ The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8. *Check if the amendment restates the Articles:*

☐ The restated Articles of Incorporation supersede the original articles and all amendments thereto.

/s/ Raymond J. De Hont
Raymond J. De Hont
Chairman, Chief Executive Officer and President